Exhibit 99.1

NEWS FROM

FOR IMMEDIATE RELEASE	CONTACT: Robert N. Shuster Executive Vice President and Chief Financial Officer 616/522-1765

INDEPENDENT BANK CORPORATION
SELECTED TO PARTICIPATE IN U.S. TREASURY CAPITAL PURCHASE PROGRAM

IONIA, Mich., Nov. 24,2008 — Independent Bank Corporation (NASDAQ: IBCP), a leading Michigan-based community bank, today announced that it has received preliminary approval from the U.S. Department of the Treasury for the investment of approximately $72 million in the Company as part of the Treasury’s recently announced Capital Purchase Program. The preliminary approval is subject to standard conditions and the execution of definitive agreements.

Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “We are pleased to announce our pre-approval in the U. S. Treasury’s Capital Purchase Program, which will augment our already solid regulatory capital ratios. We believe that this preliminary approval is a strong vote of confidence in Independent Bank, its management and the State of Michigan. We look forward to participating in the program, which will assist us in continuing to meet the needs of our customers, communities and shareholders.”

It is expected that the Treasury will acquire senior preferred shares of the Company that will pay a 5% dividend for each of the first five years of the investment, and 9% per year thereafter unless the Company redeems the shares. The preferred shares will qualify as Tier 1 capital and be callable after three years. The Treasury is also expected to receive 10-year warrants for shares of common stock totaling approximately $10.8 million, with an exercise price based on the 20 trading day trailing average of the Company’s common stock calculated at the time the preferred shares and warrants are issued.

Regulatory capital ratios (actual at Sept. 30, 2008 and pro-forma assuming the investment of $72 million by the Treasury) for the Company are as follows (the pro-forma total capital to risk-weighted assets ratio assumes that the proceeds are initially invested in 20% risk-weighted assets):

Regulatory Capital Ratio	Actual 9/30/08	Pro-forma 9/30/2008	Well Capitalized Minimum

Tier 1 capital to average assets	7.42%	9.86%	5.00%
Total capital to risk-weighted assets	11.29%	14.17%	10.00%

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Payment plans to purchase vehicle service contracts are also available through Mepco Finance Corporation, a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.